The Annual Meeting of Shareholders of the Fund was held on June 11, 2007. At the meeting, shareholders voted on the election of all trustees, the results of which were as follows:


                                              # of          # of
                                             Shares        Shares
                                            in Favor      Withheld
------------------------------------------------------------------
W. Thacher Brown                            4,427,997      36,261
John Gilray Christy                         4,423,976      40,282
Morris Lloyd, Jr.                           4,426,801      37,457
J. Lawrence Shane                           4,422,803      41,455